HOME PROPERTIES TRUST
                       DECLARATION OF TRUST

          This Declaration of Trust is made this 19th day of September, 1997 to create a real estate investment trust under the laws of the State of Maryland to be a "qualified REIT subsidiary" under section 856(i) of the Internal Revenue Code of 1986, as amended, of Home Properties of New York, Inc. Certain capitalized terms used herein are defined in Section 1.3 of this Declaration of Trust.

          NOW, THEREFORE, the Initial Trustees hereby declare that they will hold in trust all Trust Property which they may have or acquire as Trustees, together with the proceeds thereof, in trust for the benefit of the holders of the Shares as provided below.

       ARTICLE I - THE TRUST; REGISTERED AGENT; DEFINITIONS

          Section 1.1 TRUST. The Initial Trustees hereby create a real estate investment trust under Title 8 of the Maryland Corporations and Associations Code Annotated, Section 8-101 ET SEQ. The name of the trust is "Home Properties Trust."

          Section 1.2 REGISTERED AGENT. The registered agent of the Trust shall initially be The Prentice-Hall Corporation. Its address is 11 East Chase Street, Baltimore, Maryland 21202.

          Section 1.3 PRINCIPAL OFFICE. The principal office of the Trust is 850 Clinton Square, Rochester, New York 14604.

          Section 1.4 DEFINITIONS.

          "By-Laws" means the by-laws of the Trust as in effect from time to time.

          "Code" means the Internal Revenue Code of 1986, as amended, and any applicable Regulations.

          "Declaration of Trust" means this Declaration of Trust, as amended from time to time in accordance with its terms.

          "Home Properties" means Home Properties of New York, Inc., a Maryland corporation.

          "Initial Trustees" means Norman P. Leenhouts and Amy L. Tait.

          "Interest" means an ownership interest as a limited partner in the Operating Partnership representing a capital contribution to the Operating Partnership.



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          "Operating Partnership" means Home Properties of New York, L.P., a New York limited partnership.

          "Person" means an individual, or a corporation, partnership, trust, unincorporated organization, association or other entity or a government or an agency or political subdivision thereof.

          "Regulations" means the federal income tax regulations promulgated under the Code, including Temporary Regulations, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations) and to the extent applicable, any interpretative guidance provided by the Internal Revenue Service in revenue rulings or other published documents.

          "REIT Statute" means Title 8 of the Maryland Corporations and Associations Code Ann. Section 8-101 ET SEQ., as in effect from time to time.

          "Shareholders" means the holders of record of any outstanding
Shares.

          "Shares" means transferable shares of beneficial interest of the Trust of any class or series.

          "Trust" means the trust created by this Declaration of Trust, and not the Trustees individually nor the Shareholder(s), officers, agents or employees of such Persons.

          "Trust Property" means all property, real or personal, including without limitation, the Interests in the Operating Partnership, owned or held by or for the account of the Trust.

          "Trustees" means the trustees of the Trust elected from time to time by the Shareholders of the Trust.

                       ARTICLE II - MEETINGS

          Section 2.1 ANNUAL MEETINGS. A meeting of the Shareholders shall be held annually after the delivery of the Trust's annual report at a convenient location upon proper notice as set forth in the By-Laws.

          Section 2.2 SPECIAL MEETINGS.  Special meetings of the
Shareholders or the Board of Trustees may be held as set forth in the By-Laws. The first meeting of the Shareholders shall be held on or before the date of the first contribution of Trust Property to the Trust.


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          Section 2.3 ACTION BY SHAREHOLDERS WITHOUT A MEETING.
Shareholders may take action without a meeting as set forth in the By-Laws.



                      ARTICLE III - TRUSTEES

          Section 3.1 INITIAL BOARD OF TRUSTEES.   The initial Board of
Trustees shall consist of two members who shall hold office until the first meeting of the Shareholders. The Initial Trustees are Norman P. Leenhouts and Amy L. Tait.

          Section 3.2 COMPOSITION AND NUMBER. From the date of the first meeting of Shareholders of the Trust, the number of Trustees comprising the Board of Trustees shall be the same number as the number of members of the Board of Directors of Home Properties from time to time. Each such Trustee shall hold office for a period of one year or until the next annual meeting of Shareholders and his successor is elected and has qualified, except as otherwise provided in the By-Laws. For so long as Home Properties is the sole Shareholder, each member of the Board of Directors of Home Properties, whether elected by the stockholders at the annual meeting of stockholders of Home Properties or by the Board of Directors of Home Properties, shall be deemed to have been elected by the Shareholder as a Trustee of the Trust.

          Section 3.3 POWERS. Except as otherwise provided herein or in the By-Laws, the business and affairs of the Trust shall be managed under the direction of the Board of Trustees of the Trust. The Trustees may take such actions as are, in their sole discretion, necessary or desirable in the conduct of the business of the Trust. The Board of Trustees shall have and may exercise all the rights, powers and privileges of the Trust except those that are by law, this Declaration of Trust or the By-Laws, conferred upon or reserved to the Shareholders. This Declaration of Trust and the By-Laws shall be construed in favor of the grant of power and authority of the Trustees. The enumeration and definition of particular powers of the Trustees in this Declaration of Trust or in the By-Laws shall not in any way limit or restrict the powers conferred on the Trustees by the laws of the State of Maryland in effect from time to time, including, without limitation, the REIT Statute.

          Section 3.4 SPECIFIC POWERS. In carrying on its business, or for the purpose of attaining or furthering any of its objectives, the Trust shall have all of the rights, powers and privileges granted to trusts by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Trustees shall include the following:


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               (A)  to expend Trust funds in furtherance of the purposes of the Trust;

               (B) to invest and reinvest in securities or other property of any character, real or personal, including, but not limited to, common and preferred stocks, bonds, notes, debentures, mortgages, leases and partnership interests (general or limited);

               (C) to sell, exchange or otherwise dispose of any such securities or other property at public or private sale and to grant options for the purchase, exchange or other disposition thereof, and to exercise or sell any options and any conversion, subscription, voting and other rights, discretionary or otherwise, in respect thereof;

               (D) to the extent permitted by law, to declare and pay dividends or other distributions to the Shareholders from time to time out of the earnings, earned surplus, paid-in surplus or capital of the Trust, notwithstanding that such declaration or payment may result in the reduction of the capital of the Trust;

               (E) to borrow and raise money, without limit and upon any terms, for any Trust purposes; and, subject to applicable law, to authorize the creation, issuance, assumption or guaranty of bonds, debentures, notes, or other evidences of indebtedness for money so borrowed, to include therein such provisions as to redeemability, convertibility, or otherwise, as the Board of Trustees, in its sole discretion, determines, and to secure the payment of principal, interest, or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, all or any part of the properties, assets and goodwill of the Trust then owned or thereafter acquired;

               (F)  to make, alter, amend, change, add to or repeal the By-
          Laws;

               (G) to elect officers of the Trust as provided in the By-Laws, which officers may execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of the Trust as provided in the By-Laws or authorized by the Trustees;

               (H) to employ such agents, employees, independent contractors, attorneys and accountants as the Trustees deem reasonably necessary;

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               (I)  to commence, defend, compromise or settle any claims, proceedings, actions or litigation for and on behalf of the Trust;

               (J) to execute, deliver and file any amendment, restatement or revocation of this Declaration of Trust as may be necessary or appropriate to reflect actions properly taken by the Trustees;

               (K) to prepare and file, on behalf of the Trust, any required local, state and federal tax returns or other tax reports or documents relating to the Trust;
               (L) to execute, deliver, file and/or record any and all instruments, documents or agreements of any kind which the Trustees may deem appropriate or as may be necessary or desirable to carry out the purposes of the Trust; and

               (M) to take such other actions as the Trustees may reasonably believe to be necessary or desirable to carry out the purposes of the Trust.


                        ARTICLE IV - SHARES

          Section 4.1 AUTHORIZED CAPITAL STOCK. The total number of Shares of stock which the Trust has authority to issue is fifty million (50,000,000) shares, consisting of (A) forty million (40,000,000) shares of common stock ("Common Shares") and (B) ten million (10,000,000) shares of preferred stock ("Preferred Shares"), all of which shall have a par value of $0.01 (one cent) per share.

          Section 4.2 PREFERRED SHARES. The Board of Trustees may issue the Preferred Shares in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Trustees may from time to time determine when designating such series which in each case shall be comparable to the provisions of the corresponding shares of Preferred Stock issued by Home Properties, the proceeds of which are exchanged for the issuance of the Preferred Shares.

               4.2.1 BOARD AUTHORITY. Subject to the foregoing, the authority of the Board of Trustees with respect to each series shall include, but not be limited to, determination of the following:

                    (A) the designation of the series, which may be by
               distinguishing number, letter or title;

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                    (B) the number of shares of the series, which number
               the Board of Trustees may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

                    (C) whether dividends, if any, shall be cumulative or
               noncumulative and the dividend rate of the series;

                    (D) the dates at which dividends, if any, shall be
               payable;

                    (E) the redemption rights and price or prices, if any,
               for shares of the series;

                    (F) the terms and amounts of any sinking fund to be
               established for the purchase or redemption of shares of the series;

                    (G) the amounts payable on shares of the series in the
               event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Trust;

                    (H) whether the shares of the series shall be
               convertible into shares of any other class or series, or any other security, of the Trust or any other Person, and, if so, the specification of such other class or series or such other security, the conversion price or rate, any adjustments thereof, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

                    (I) restrictions on the issuance of shares of the same
               series or of any other class or series; and

                    (J) the voting rights, if any, of the holders of shares
               of the series.

               4.2.2 RIGHTS UPON LIQUIDATION. Unless the terms of a series of Preferred Shares provide otherwise, with respect to any distribution of the assets of the Trust following the voluntary or involuntary liquidation, dissolution or winding up of the Trust, the portion of the assets distributed to each holder of shares of each series of Preferred Shares shall be determined in accordance with the terms of such series.


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          4.3  COMMON SHARES.  The Common Shares shall be subject to the express terms of the Preferred Shares and every series thereof. Each Common Share shall be equal to every other Common Share.

               4.3.1 DIVIDEND RIGHTS. The holders of Common Shares shall be entitled to receive such dividends as may be declared by the Board of Trustees out of funds legally available therefor.

               4.3.2 RIGHTS UPON LIQUIDATION. With respect to any distribution of the assets of the Trust following the voluntary or involuntary liquidation, dissolution or winding up of the Trust, each holder of Common Shares shall be entitled to receive, ratably with each other holder of Common Shares, that portion of the assets of the Trust available for distribution to the holders of its Common Shares as the number of Common Shares held by such holder bears to the total number of Common Shares then outstanding.

               4.3.3 VOTING RIGHTS. The holders of Common Shares shall be entitled to vote on all matters submitted to the holders of Common Shares for a vote at all meetings of the Shareholders, and each holder of Common Shares shall be entitled to one vote for each Common Share held by such Shareholder.

          4.4 PREEMPTIVE RIGHTS. Except as may be provided in the terms of any series of Preferred Shares as designated by the Board of Trustees, no Shareholder shall have any preferential or preemptive right to acquire additional Shares.

          4.5 CLASSIFICATION OF SHARES. The Board of Trustees may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, and the terms and conditions of redemption of those Shares, including, but not limited to, the reclassification of (A) unissued Common Shares to Preferred Shares,
(B) unissued Preferred Shares to Common Shares, or (C) the issuance of any rights plan or similar plan.

          4.6 ISSUANCE OF SHARES. The Board of Trustees may authorize the issuance from time to time of Shares of any class, whether now or hereafter authorized, or securities or rights convertible into Shares, for such consideration as the Board of Trustees may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the By-Laws of the Trust. The Board of Trustees may authorize the appropriate officers of the Trust to issue Shares to Home Properties where terms, restrictions and limitations shall be comparable to the terms,

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restrictions and limitations of the capital stock of Home Properties whose net proceeds are delivered to the Trust in consideration of the Shares.


                   ARTICLE V - INVESTMENT POLICY

          The investment policy of the Trust is to hold Trust Property and make investments thereof to comply with the REIT Statute and to cause the Trust to be a "qualified REIT subsidiary" of Home Properties as provided in
Section 856(i) of the Code.


               ARTICLE VI - INTERESTED TRANSACTIONS

          Any Trustee or officer individually, or any firm of which any Trustee or officer may be a member, or any corporation or association of which any Trustee or officer may be a director or officer or in which any Trustee or officer may be interested as the holder of any amount of its equity capital or otherwise, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Trustee, and, in the absence of fraud, no contract or other transaction shall be thereby affected or invalidated; provided, however, that (A) such fact shall have been disclosed or shall have been known to the Board of Trustees that approved such contract or transaction and such contract or transaction shall have been approved or satisfied by the affirmative vote of a majority of the disinterested Trustees, or (B) such fact shall have been disclosed or shall have been known to the Shareholders entitled to vote, and such contract or transaction shall have been approved or ratified by a majority of the votes cast by the Shareholders entitled to vote, other than the votes of Shares owned of record or beneficially by the interested Trustee, officer, corporation, firm or other entity, or (C) the contract or transaction is fair and reasonable to the Trust. Any Trustee of the Trust who is also a director or officer of, or holds an interest in such other corporation or association, or the firm of which he is a member is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Trustees of the Trust which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or association or were not so interested or were not a member of a firm so interested.


                      ARTICLE VII - LIABILITY

          To the fullest extent permitted under the REIT Statute or
Section 5-350 of the Courts and Judicial Proceedings Code of Maryland or any successor thereto, as amended from time to time, no Trustee, Shareholder or officer of the Trust shall be personally liable to the Trust for any obligations of the Trust or for any money damages for any breach of any

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duty owed by such Trustee, Shareholder or officer to the Trust.  Neither the amendment or repeal of this Article, nor the adoption of any other provision in this Declaration of Trust inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Trustee, Shareholder or officer of the Trust with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


                  ARTICLE VIII - INDEMNIFICATION

          Section 8.1 INDEMNIFICATION.   To the full extent authorized or
permitted by the REIT Statute or any other governing statute, law, rule or regulation, the Trust shall indemnify any person ("Indemnified Person") made, or threatened to be made, a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, investigative or otherwise ("Proceeding"), by reason of the fact that he, his testator, intestate, spouse or parent (a "Responsible Person"), (A) is or was a Trustee, officer, employee or agent of the Trust, or (B) is serving or served, in any capacity, another corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise at the request of the Trust. The Trust shall indemnify each such Indemnified Person against all judgments, fines, penalties, amounts paid in settlement (provided the Trust shall have consented to such settlement, which consent shall not be unreasonably withheld by it) and reasonable expenses, including attorneys' fees and costs of investigation (collectively, "Reimbursable Expenses"), incurred by such Indemnified Person with respect to any Proceeding.

          Section 8.2 ADVANCEMENT OF EXPENSES. The Trust shall advance to each Indemnified Person any Reimbursable Expenses incurred by such Indemnified Person within ten days of receiving (A) a written affirmation of the Indemnified Person that (1) the act or omission giving rise to the Proceeding was not committed in bad faith or the result of active and deliberate dishonesty, (2) the Indemnified Person did not receive an improper personal benefit in money, property or services and (3) in the case of a criminal proceeding, the Indemnified Person did not have reasonable cause to believe the act or omission giving rise to the Proceeding was unlawful, and (B) a written undertaking by or on behalf of the Indemnified Person to repay the amount advanced if it is ultimately determined that the Indemnified Person has not met the standard of conduct necessary for indemnification.

          Section 8.3. CONTRACTUAL ARTICLE; AMENDMENT; REPEAL. This Article shall be deemed to constitute a contract between the Trust and each Responsible Person (with each Indemnified Person who is not a Responsible Person being treated as an intended third-party beneficiary thereof). No repeal or amendment of this Article, insofar as it reduces the scope of the indemnification available hereunder, shall be effective with respect to any event, act or


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omission occurring or allegedly occurring prior to the date of such repeal or amendment. This Article shall be binding on any successor to the Trust, including any corporation or other entity which acquires all or substantially all of the Trust's assets.

          Section 8.4 INSURANCE. The Trust shall have the power to purchase and maintain insurance on behalf of any Indemnified Person against any liability, whether or not the Trust would have power to indemnify such person against such liability.

          Section 8.5 NO LIMITATION; INDEMNIFICATION AGREEMENTS. In addition to any indemnification provided by this Declaration of Trust, the Board of Trustees shall, in its own discretion, have the power to grant such indemnification as it deems in the interest of the Trust to the full extent permitted by law and to enter into additional agreements relating to such indemnification.


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          IN WITNESS WHEREOF, this Declaration of Trust is executed as of the date first set forth above.


                             TRUSTEES



/s/ Norman P. Leenhouts
___________________________
Norman P. Leenhouts


/s/ Amy L. Tait
___________________________
Amy L. Tait


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STATE OF NEW YORK   )
                   :  SS.:
COUNTY OF MONROE   )


          On the 19th day of September, 1997 personally appeared Norman
P. Leenhouts to me personally known and known to me to be the same person described in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.




                                            Notary Public
                                            /s/ Ann M. McCormick
                                            Notary Public
                                            County of Monroe
                                            State of New York
                                            Commission Expires 3/21/98



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STATE OF NEW YORK   )
                   :  SS.:
COUNTY OF MONROE   )


          On the 19th day of September, 1997 personally appeared Amy L. Tait to me personally known and known to me to be the same person described in and who executed the foregoing instrument, and she duly acknowledged to me that she executed the same.




                                            Notary Public
                                            /s/ Ann M. McCormick
                                            Notary Public
                                            County of Monroe
                                            State of New York
                                            Commission Expires 3/21/98